Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
PASSUR AEROSPACE, INC.
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW
The undersigned, Louis J. Petrucelly, Chief Financial Officer, Treasurer and Secretary of PASSUR Aerospace, Inc., a corporation organized and existing under the Business Corporation Law of the State of New York (the "Corporation"), hereby certifies that:
FIRST.   The current name of the Corporation is PASSUR Aerospace, Inc., and the name under which it was originally formed is BELLOK DEVICES INC.
SECOND.   The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on January 3, 1967 and amendments to the Certificate of Incorporation were subsequently duly filed and recorded.
THIRD.   The Certificate of Incorporation is amended to increase the number of authorized shares of stock from 15,000,000 shares, 10,000,000 of which are shares of Common Stock with a par value of $0.01 and 5,000,000 of which are shares of Preferred Stock with a par value of $0.01, to 25,000,000 shares, par value $0.01 per share, by authorizing an additional 10,000,000 shares of Common Stock with a par value $0.01.  The number of shares of Common Stock issued before and after such amendment shall be 8,480,526, such change being at the rate of 1 share of issued Common Stock for 1 share of issued Common Stock.  The number of shares of Common Stock unissued before such amendment shall be 1,519,474 shares, and the number of shares of Common Stock unissued after such amendment shall be 11,519,474 shares, such change being at the rate of 1 share of unissued Common Stock for 7.52 shares of unissued Common Stock.  The number of shares of Preferred Stock, none of which shall be issued before or after such amendment, shall remain 5,000,000, such change being at the rate of 1 share of unissued Preferred Stock for 1 share of unissued Preferred Stock.
FOURTH.   Article FOURTH of the Certificate of Incorporation relating to the Corporation's authority to issue shares is amended to read in its entirety as follows:
"FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is twenty five million (25,000,000), of which Twenty Million (20,000,000) shares shall be Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.01 per share.
The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Company is hereby expressly authorized to provide, by resolution or resolutions duly adopted by its prior issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

(a)	the designation of the series and the number of shares to constitute such series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);
(b)
the dividend rate (or method of determining such rate), any conditions on which and times at which dividends are payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock including the Preferred Stock, and whether such dividends shall be cumulative or non-cumulative;

(c)
whether the series will be redeemable (at the option of the Company or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the company or another corporation;

(d)
whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

(e)
the conversion or exchange rights (at the option of the Company or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments and other terms of conversion or exchange;

(f)	whether the shares of such series shall have voting rights in addition to any voting rights provided as a matter of law and, if so, the terms of such voting rights, which may be general or limited;
(g)
the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue or reissue or sale of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class;

(h)
the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or upon any dissolution of the assets of the Company (including preferences over the Common Stock or other class or classes or series of capital stock including the Preferred Stock);

(i)	the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Company;
(j)
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock; and

(k)
such other special rights and privileges, if any, for the benefit of the holders of the Preferred Stock, as shall not be inconsistent with the provisions of the Certificate of Incorporation, as amended, or applicable law.

All shares of Preferred Stock redeemed, purchased or otherwise acquired by the Company (including shares surrendered for conversion) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.
Except as otherwise may be required by law, and except as otherwise may be provided in this Certificate of Incorporation, as amended, or in the resolution of the Board of Directors of the Company creating any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share thereof held."
FIFTH. This certificate of amendment was authorized by vote of the Board of Directors, followed by vote of holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders, in accordance with the provisions of Section 803(a) of the Business Corporation Law.
IN WITNESS WHEREOF, this Certificate has been subscribed this 12th day of June, 2017 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.
/s/ Louis J. Petrucelly Name: Louis J. Petrucelly Title: Chief Financial Officer, Treasurer and Secretary

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
PASSUR AEROSPACE, INC.
Under Section 805 of the Business Corporation Law
Submitted by:
Greenberg Traurig, LLP
200 Park Avenue, i4lh Floor
 New York, NY 10166